UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2010

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, we filed a lawsuit against Novel Laboratories, Inc. because Novel is seeking FDA approval to market a generic version of our MoviPrep product. On August 26, 2010, the parties agreed to a confidential settlement of the MoviPrep lawsuit.

Norgine, B.V. and Norgine Europe, B.V., which we refer to collectively as Norgine, own U.S. Patent No. 7,169,381 (the ‘381 patent). The ‘381 patent is listed with the FDA as protecting our MoviPrep product. Norgine licensed MoviPrep and the ‘381 patent to the Company for commercialization in the United States. Novel filed an Abbreviated New Drug Application, or ANDA, with the FDA seeking approval to market a generic version of MoviPrep in the United States prior to the September 2024 expiration of the ‘381 patent. On May 14, 2008, we and Norgine filed a lawsuit in the United States District Court for the District of New Jersey against Novel for infringement of the ‘381 patent.

With the entry by the court on August 30, 2010, of a Consent Judgment, the settlement resolved all of the parties’ outstanding claims and defenses in the lawsuit. The Consent Judgment provides that Novel’s proposed generic product, absent a license as granted to Novel under the Sublicense Agreement described below, would infringe the ‘381 patent and further provides that Novel acknowledges and agrees not to contest the validity and enforceability of the ‘381 patent.

In connection with the settlement, we entered into a Settlement Agreement with Norgine, Novel and Actavis Inc., a Sublicense Agreement with Norgine and Novel, a Supply Agreement with Novel and Actavis, and a First Amendment to License and Supply Agreement with Norgine. Under the terms of the Sublicense Agreement, we and Norgine have granted Novel a fully paid up license under the MoviPrep patents such that it is permitted to launch a generic MoviPrep product on September 24, 2018.

Under the Supply Agreement, we have agreed to purchase from Actavis all of our requirements in excess of a certain amount of MoviPrep in 2011 and all our requirements of MoviPrep beginning in 2012. The Supply Agreement provides for Novel to manufacture the MoviPrep to be supplied to us by Actavis. In that regard, we have agreed to make two payments to Novel, to be shared between Actavis and Novel, for the scale-up and the qualification of Novel’s manufacturing facility and the defraying of certain legal and other expenses relating to the Supply Agreement, Settlement Agreement, and Sublicense, and also to purchase and make available to Novel certain required equipment and to pay expenses related to the installation and upfit of such equipment.

Under the First Amendment to License and Supply Agreement, we and Norgine have agreed to modify effective as of October 1, 2010, our obligation to source from Norgine, and Norgine’s obligation to supply, our requirements for MoviPrep. We and Norgine also agreed to a reduction in our royalty obligations to Norgine. The First Amendment to License and Supply Agreement also provides for Norgine to reimburse us for one-half of the facilities improvement and expansion payments that we are to make to Novel, up to a specified amount.

The Settlement Agreement does not have a fixed expiration, but Novel and Actavis may terminate its operative provisions if MoviPrep is withdrawn from the U.S. market, if the Supply Agreement is terminated because of our bankruptcy or breach, or if Novel has not by a specified date been qualified to supply product to Salix under the Supply Agreement. The Sublicense Agreement expires upon the termination of the Settlement Agreement by Novel and Actavis pursuant to its terms, or upon the expiration or final court determination of unenforceability of our patents, subject to earlier termination by us upon Novel’s bankruptcy or by an uncured breach by Novel of a material obligation. The Supply Agreement expires upon the earlier of the expiration of our patents and marketing exclusivity in the United States and the date upon which Novel is permitted under the Sublicense Agreement to launch a generic MoviPrep product in the

United States. We may terminate the Supply Agreement if regulatory authorities require the withdrawal of MoviPrep from the U.S. market, if Novel and Actavis terminate the Settlement Agreement, if Novel or Actavis fail to cure a material breach by them or if Actavis or Novel goes bankrupt. Actavis and Novel may terminate the Supply Agreement if we go bankrupt or fail to cure a material breach. Either we or Actavis or Novel may terminate the Supply Agreement if operation or performance of the agreement is prohibited or prevented by government or official authority or if the other becomes subject to an uncured force majeure situation.

We will file copies of these agreements as exhibits to our quarterly report on Form 10-Q for the quarter ending September 30, 2010.

Item 8.01.	Other Events.

On August 30, 2010, Salix issued a press release announcing these matters. A copy of this press release is attached as Exhibit 99.1.

The information in this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated August 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.
Date: September 3, 2010
/s/ Adam C. Derbyshire
Adam C. Derbyshire
Executive Vice President and Chief Financial Officer

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